Execution Version

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
MANUFACTURING AND SUPPLY AGREEMENT
This Manufacturing and Supply Agreement (together with all exhibits attached hereto, the “Agreement”), effective as of May 16, 2014 (the “Effective Date”), is by and between Zogenix, Inc., a Delaware corporation, with its principal place of business at 12400 High Bluff Drive, Suite 650, San Diego, CA 92130 (“Zogenix”) and Endo Ventures Limited, a company organized under the Laws of Ireland, with its principal place of business at No. 33 Fitzwilliam Square, Dublin 2, Ireland (“Endo”).
W-I-T-N-E-S-S-E-T-H
A.    WHEREAS, Zogenix and Endo and an Affiliate of Endo have entered into an Asset Purchase Agreement, dated as of April 23, 2014, pursuant to which Endo and such Affiliate agreed to purchase from Zogenix the Purchased Assets (the “Purchase Agreement”), pursuant to the terms and conditions set forth therein;
B.    WHEREAS, Zogenix and an Affiliate of Endo have entered into a License Agreement, dated as of the Effective Date (the “License Agreement”), pursuant to which Zogenix agreed to grant Endo and its Affiliate rights under the Zogenix Technology (as defined in the License Agreement) to Exploit the Product in the Territory, pursuant to the terms and conditions set forth therein;
C.    WHEREAS, in connection with Endo’s and its Affiliate’s purchase of the Purchased Assets and license of the Zogenix Technology, Zogenix desires to supply, and Endo desires to purchase, Product pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

1.	DEFINITIONS
As used in this Agreement, capitalized terms shall have the meanings as set forth in this Section 1, or if not otherwise defined herein, then as set forth in the Purchase Agreement:
1.1    “Acceptance” shall have the meaning set forth in Section 3.1.2.
1.2    “Actual COGS” shall mean all of [***].
1.3    “Actual Transfer Price” shall mean Actual COGS plus two and one-half percent

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

(2.5%).
1.4    “Agreement” shall have the meaning set forth in the preamble.
1.5    “API” shall mean the active pharmaceutical ingredient, sumatriptan succinate, for the Product.
1.6    “Applicable Law” shall mean all applicable Laws and Orders of or from Governmental Authorities relating to or governing the manufacture, Commercialization, use or regulation of the subject items (including applicable environmental, health and safety laws, applicable cGMP and any applicable reporting, permitting and registration requirements).
1.7    “Batch” shall mean a uniquely identified or identifiable quantity of Product that have been produced by one (1) process or series of processes to the extent that such quantity could insofar be expected to be homogeneous and as such meaning is further set forth in 21 C.F.R. §820.3.
1.8    “Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the United Kingdom and in the United States of America.
1.9    “Capacity” shall mean the quantity of Product Zogenix is able to have produced during a defined period of time. As of the Effective Date, “Capacity” is [***] Units per year, which amount may be amended in writing from time to time as may be agreed between the Parties.
1.10    “Capital Investments” shall have the meaning set forth in Section 5.6.
1.11    “cGMP” means current Good Manufacturing Practice published by the European Commission in the “Guide to good manufacturing practice for medicinal products” (“The rules governing medicinal products for human use”, IV Volume), as specified by the competent Governmental Authorities, and 21 C.F.R. § 211, and FDA guidance pertaining thereto.
1.12    “Commercially Reasonable Efforts” with respect to any activity means the efforts and resources that would be used in the performance of the relevant activity in compliance with Applicable Law by [***] with regard to a product owned by such Party and for which sales of such product were for the benefit of such Party and which product was at a similar stage in its product life, all as measured by the facts and circumstances at the time such efforts are due. Where this Agreement requires a Party to use Commercially Reasonable Efforts, such efforts and resources that are used by such Party’s Affiliates, agents, sublicensees and licensees, as relevant, shall also be attributed to such Party.
1.13    “Commencement Date” shall mean the first date upon which a Governmental Authority approves the Product for marketing and sale in a country in the Territory.
1.14    “Commercialize” shall have the meaning set forth in the License Agreement.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

1.15    “Confidential Information” shall have the meaning set forth in the License Agreement.
1.16    “Contract Manufacturer(s)” shall mean Patheon and/or such other contract manufacturers which are authorized by Zogenix from time to time to Manufacture the Product and/or any component or API therefor.
1.17    “Cost” means all internal and external costs, expenses, cost of labor and materials associated with an activity.
1.18    “Defect” shall have the meaning set forth in Section 4.2.1.
1.19    “Defective” shall have the meaning set forth in Section 4.2.1.
1.20    “Delivery” shall have the meaning set forth in set forth in Section 3.4.2.
1.21    “Delivery Date” shall have the meaning set forth in the respective Purchase Order; provided, however, the same is consistent with the minimum requirements set forth in Section 3.2.1.
1.22    “Effective Date” shall have the meaning set forth in the preamble.
1.23    “Endo” shall have the meaning set forth in the preamble.
1.24    “Endo Invention” shall have the meaning given to it in the License Agreement.
1.25    “Endo Trademarks” shall mean the trademarks specifically identified in Exhibit A and any other trademarks provided by Endo to Zogenix from time to time for use in connection with the Manufacture of the Product, including their packaging or labeling.
1.26    “Exploit” shall have the meaning set forth in the License Agreement.
1.27    “Facility” shall mean the manufacturing facility of Patheon, located at Kingfisher Drive, Covingham, Swindon, Wiltshire, SN3 5BZ, United Kingdom, and where manufacturing of the Product shall take place, or such other manufacturing facility at which manufacturing of the finished form of the Product may take place.
1.28    “FCA” shall have the meaning ascribed to such term under Incoterms, 2010 edition, published by the International Chamber of Commerce, ICC Publication 720.
1.29    “Finished Goods” means Product that is completely manufactured and packaged and released in a manner for sale and/or use, including trade or Sample use, by an end user of such Product, in each case in accordance with Applicable Law and the Product Specifications.
1.30    “Firm Commitment” shall have the meaning set forth in Section 3.1.1.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

1.31    “Force Majeure” shall have the meaning set forth in Section 12.1.
1.32    “Governmental Authority” shall mean any branch, office or agency of any federal, provincial, state, regional or local government having statutory or regulatory authority over the design, manufacturing, distribution or sale of the Product in a country where the Product is Commercialized.
1.33    “Improvement Projects” has the meaning set forth in Section 5.7.
1.34    “Indemnified Party” shall have the meaning set forth in Section 10.3.1.
1.35    “Inventory” shall mean all inventories of those Materials and other components of the Product set forth on Exhibit D that are produced or held by Zogenix in connection with the Manufacture. For clarity, the Inventory of Finished Goods set forth on Exhibit D is the “Product Inventory” referred to in the Purchase Agreement.
1.36    “Latent Defect” shall have the meaning set forth in Section 4.2.2.
1.37    “License Agreement” shall have the meaning set forth in the recitals.
1.38    “Losses” shall have the meaning set forth in Section 10.1.
1.39    “Manufacture” shall mean the process of making or having made the Product from raw materials by hand or by machinery, and shall also include the process of assembling or having assembled any components and packaging or having packaged an unfinished Product into Finished Goods ready for commercial sale, in each case in accordance with the Applicable Law and the Product Specifications and the terms and conditions set forth in this Agreement.
1.40    [***]
1.41    “Marketing Authorization” shall mean approval by the applicable Governmental Authority in any jurisdiction in the Territory for marketing of the Product in any regulatory application.
1.42    “Master Production Plan” shall have the meaning set forth in Section 3.1.1.
1.43    “Materials” shall mean the components and materials used in the Manufacture of the Product, including raw materials (active and inert), API, and subassemblies (e.g., actuator and capsule) including packaging and labeling materials used to produce Finished Goods.
1.44    “New York Courts” has the meaning set forth in Section 13.2.
1.45     “Non-Binding Commitment” shall have the meaning set forth in Section 3.1.1.
1.46    “Parties” means Zogenix and Endo and “Party” means either of them.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

1.47    “Patheon” shall mean Patheon UK Limited, a company with a registered office at Kingfisher Drive, Covingham, Swindon, Wiltshire, SN3 5BZ, incorporated under the laws of England or any successor thereto.
1.48    “Product” shall have the meaning set forth in the Purchase Agreement, as may be further improved by Zogenix or Endo acting individually or together in accordance with Section 5.7.
1.49    “Product Quality Review” shall have the meaning set forth in Section 6.2.
1.50    “Product Specifications” shall mean the requirements for the final Manufactured Product as set forth in the applicable Regulatory Approval as of the Effective Date and as may be amended from time to time pursuant to the terms and conditions of this Agreement.
1.51    “Purchase Order” shall have the meaning set forth in Section 3.1.1.
1.52    “Purchase Volume Limitation” shall have the meaning set forth in Section 3.1.1.
1.53    “Quality Agreement” shall have the meaning set forth in Section 2.5.
1.54    “Request for Specification Change” shall have the meaning set forth in Section 2.3.1.
1.55    “Residual Shelf Life” shall mean the remaining length of time before the expiration date set forth in the applicable Product Specifications for the Product. The length of such time shall be measured from the date that Zogenix notifies Endo and/or its freight forwarder that the Product [***].
1.56    “Sample” shall mean a unit of Product which is labeled as a sample not intended for resale.
1.57    “Short Dated Product” shall mean any Product which has a remaining Residual Shelf Life of [***].
1.58    “Significant Supply Failure” shall have the meaning set forth in Section 11.2.5.
1.59    “Standard Batch Size” shall mean [***] Units as of the Effective Date, which amount may be amended in writing from time to time as agreed in writing between the Parties.
1.60    “Standard COGS” shall have the meaning set forth in Section 5.1.
1.61    “Standard Transfer Price” shall have the meaning set forth in Section 5.1.
1.62     “Supply Committee” shall have the meaning set forth in Section 7.1.
1.63    “Technical Dispute” shall have the meaning set forth in Section 13.2.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

1.64    “Term” shall have the meaning set forth in Section 11.1.
1.65    “Territory” shall have the meaning set forth in the License Agreement.
1.66    “Third Party Claim” shall have the meaning set forth in Section 10.3.1.
1.67    “Working Capital Advance” shall have the meaning set forth in Section 5.5.
1.68    “Zogenix” shall have the meaning set forth in the preamble.
1.69    “Zogenix Know-How” shall have the meaning set forth in the License Agreement.
1.70    General Interpretation. Except where the context requires otherwise, (i) the use of any gender herein shall be deemed to be or include the other gender, (ii) the use of the singular shall be deemed to include the plural (and vice versa), (iii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (v) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (vi) any reference herein to any Person shall be construed to include the Person’s successors, heirs and assigns, (vii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (viii) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto and (ix) references to any specific law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement or successor law thereof. Each accounting term used in this Agreement that is not specifically defined in this Agreement shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement, and all calculations hereunder shall be made in accordance with GAAP.

2.	MANUFACTURE AND SUPPLY
2.1    Appointment.
2.1.1    Subject to the terms of this Agreement, during the Term, Zogenix shall have and retain the sole and exclusive right and the obligation to manufacture, have manufactured, supply or have supplied all of Endo’s, its Affiliates and its and their permitted sublicensee’s requirements for the Product for Exploitation in the Territory and Endo shall have the obligation to exclusively purchase from Zogenix the same, subject in all cases to Endo’s right to qualify and maintain a back-up manufacturer in accordance with Section 11.2.6.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

2.1.2    In the event that an Affiliate, sublicensee or distributor of Endo requires supply of Product, then orders for such Product shall be placed by Endo in its own name on behalf of Endo and shall be incorporated into Endo’s Master Production Plans and Purchase Orders. In no event shall Zogenix be obligated to accept Purchase Orders directly from any Affiliate, sublicensee or distributor of Endo.
2.2    Zogenix Manufacturing Obligations - General.
2.2.1    Zogenix shall, and shall require its Contract Manufacturers to Manufacture, handle, test and store Product in compliance with the Quality Agreement, all Applicable Laws and the Product Specifications. For clarity, only Zogenix shall be permitted to submit orders for Product to its Contract Manufacturers.
2.2.1    All Product released to Endo shall meet, and Zogenix hereby warrants that such Product shall (i) comply with the Product Specifications (ii) not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act (21 U.S.C. § 301, et seq.) and all related regulations adopted or promulgated by the Food and Drug Administration (the “FDA”) and (iii) comply with Applicable Laws.
2.2.2    Zogenix shall notify Endo upon any occasion in which Zogenix is notified by its Contract Manufacturers of any problems in Manufacturing any Product intended for Commercialization in the Territory which may materially delay Delivery of such Product ordered by Endo. Zogenix shall use Commercially Reasonable Efforts to cause its Contract Manufacturers to resolve any of those problems, and shall keep Endo fully informed of the status of those efforts.
2.2.3    Zogenix shall require its Contract Manufacturers to have all required federal, state and local governmental permits and authorizations necessary to perform all the Manufacturing obligations under this Agreement.
2.3    Product Specifications.
2.3.1    A change in the Product Specifications shall only be made in accordance with this Section 2.3.1 unless otherwise required by Applicable Law:
2.3.1.1    In the event Endo desires any change to the Product Specification, Endo shall deliver a written request (a “Request for Specification Change”) to Zogenix specifying such requested change. Zogenix shall, and shall cause its Contract Manufacturers to, evaluate such Request for Specification Change promptly after Zogenix's receipt thereof. Zogenix shall have the obligation to accept and implement any Request for Specification Change unless in its or its Contract Manufacturer's reasonable judgment, after reasonable consultation with Endo, Zogenix or its Contract Manufacturer determines that such Request for Specification Change is (i) not technically feasible, (ii) materially inconsistent

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

with the Marketing Authorization, (iii) a change that would bring the Product outside the scope of the license granted to Endo under the License Agreement, or (iv) reasonably likely to have a material and adverse impact on the manufacture of other products incorporating Zogenix Technology. If the Product Specifications are changed based on Endo's Request for Specification Change, Endo shall, in reasonable consultation with Zogenix, determine the date upon which each applicable Contract Manufacturer will begin to Manufacture the Product under the new Product Specifications, taking into account technical and other applicable factors. If any such proposed change to the Product Specification requires additional capital expenditure or other expenditures by Zogenix and/or its Contract Manufacturers, Zogenix shall notify Endo in writing of the applicable additional capital expenditures, and the Request for Specification Change shall not be deemed accepted until Endo has consented in writing to reimburse Zogenix for the same in accordance with Section 5.6. Prior to shipment of any Product Manufactured under the new Product Specifications, Endo shall be obligated to purchase any inventory of in-process and Finished Goods Product Manufactured under the unmodified Product Specifications held by Zogenix or its Contract Manufacturers (to the extent Zogenix is so obligated to purchase it from such Contract Manufacturers) on behalf of Endo as a result of Endo’s Master Production Plan which in-process and Finished Goods Product has been rendered obsolete by such new Product Specifications.
2.3.1.2     In the event that Zogenix desires any change to the Product Specification that is not required by Applicable Law or Governmental Authority, Zogenix, after consultation with its Contract Manufacturers to determine feasibility of such change, shall deliver a written request (a “Request for Specification Change”) to Endo specifying such requested change. Endo shall evaluate such Request for Specification Change promptly after Zogenix's receipt thereof. Endo may accept or deny any Request for Specification Change of Zogenix in its sole discretion, including with respect to any allocation of Costs therefor, which shall be agreed between the Parties prior to any such acceptance. If Endo agrees to Zogenix's Request for Specifications Change and the Product Specifications are changed based on it, Endo shall, in reasonable consultation with Zogenix, determine the date upon which each applicable Contract Manufacturer will begin to Manufacture the Product under the new Product Specifications, taking into account technical and other applicable factors.
2.3.2    Notwithstanding Section 2.3.1, if either Party becomes aware of any Applicable Law or Governmental Authority that requires a change in the Product

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

Specifications, that Party shall promptly notify the other Party, and the Parties shall cooperate in a timely manner in connection with any modifications of the Product Specifications required to meet those requirements. Any Costs associated with a change in Product Specifications required by Applicable Law or any Governmental Authority shall be borne by [***] during such period and to which such modifications apply and otherwise by Zogenix, and Zogenix shall not be liable if its Contract Manufacturer is unable to Manufacture the Product under such new Product Specifications.
2.4    Regulatory Matters. As part of the Manufacturing and Support Services as requested by Endo, Zogenix shall provide Endo with reasonable assistance and all documentation related to the Manufacture of the Product that in each case is necessary or useful to keep the Marketing Authorizations in effect or necessary or useful to respond to inquiries and requests from the FDA and other relevant Governmental Authorities as may be requested by Endo in writing. Endo shall comply with the obligations set forth in Section 2.6(b) of the License Agreement in its entirety.
2.5    Quality Agreement. The Parties have agreed to certain protocols, tasks and responsibilities, relating to the testing, release, cGMP and Manufacture of the Product. These protocols, along with the procedures for resolution of any technical disputes regarding Product quality and notification procedures for Product complaints, adverse event and recalls are outlined in a separate Quality Agreement to be executed simultaneously herewith (the “Quality Agreement”).
2.6    Intellectual Property
2.6.1    Endo Trademarks. Endo hereby grants to Zogenix and its Affiliates a non-exclusive license under the Endo Trademarks and any Endo Inventions solely to make and have made Product for Endo pursuant to the terms of this Agreement.
2.6.2    Inventions. Section 3.2 of the License Agreement is hereby incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

3.	FORECASTS; ORDERS; SHIPMENTS
3.1    Forecasts.
3.1.1    On or before the [***] during the Term, Endo shall furnish to Zogenix a written [***] forecast of the quantities of Product that Endo intends to order from Zogenix within the Capacity during such period (provided the initial [***] forecast shall be consistent with those quantities currently binding to Patheon and Zogenix as of the Effective Date) (the “Master Production Plan”). The [***] (beginning with the first [***] following the [***] in which the Master Production Plan is due) of each Master Production Plan shall be deemed to be a binding, non-cancelable purchase order and shall be accompanied by any other information required under Section 3.2 (the “Purchase Order”). The following [***] of the Master Production Plan shall be Endo’s non-binding, good faith estimate of such requirements based on forecasted trade demand

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

(“Non-Binding Commitment”); provided, however that the forecasted quantities for the [***] of the Non-Binding Commitment shall not vary by more than [***] from what was forecast for such period in the immediately prior Master Production Plan (such limitation on variation, the “Purchase Volume Limitation”). Notwithstanding the foregoing, any reasonable incremental change in the forecasted quantities made by Endo in order to make up for the variance (as provided in Section 3.4.4) between the actual units delivered by Zogenix from the Standard Batch Size shall not be subject to the Purchase Volume Limitation.
3.1.2    Each Master Production Plan and accompanying binding Purchase Order shall be deemed to be automatically accepted unless Zogenix notifies Endo of its rejection of the same within [***] of receipt (“Acceptance”). If Zogenix has any concerns with respect to any Master Production Plan and/or Purchase Order, including with respect to any spikes or dips in the amounts being purchased or forecasted for purchase, the Parties shall discuss the same in good faith and make any necessary revisions to such Purchase Order and/or Master Production Plan; provided, however, Zogenix shall not be deemed to have automatically accepted any Master Production Plan or Purchase Order which is materially inconsistent with the terms of this Agreement. With respect to quantities of Product ordered pursuant to such Purchase Order that exceed the Purchase Volume Limitation, Zogenix shall not be obligated to accept the excess portion of such Purchase Order but nevertheless shall use Commercially Reasonable Efforts to fill such orders for such excess quantities from available supplies. If Zogenix is nonetheless unable using Commercially Reasonable Efforts to supply such quantities that exceed the Purchase Volume Limitation for Product, such inability to supply shall not be deemed to be a breach of this Agreement by Zogenix or a failure by Zogenix to supply for any purpose.
3.1.3    If Zogenix reasonably believes that the Master Production Plan submitted by Endo, when combined with the requirements of Zogenix, its Affiliates or Zogenix's other licensees of Zogenix Technology, would exceed the Capacity of its Contract Manufacturers, its shall notify Endo of the same and the Parties shall use Commercially Reasonable Efforts to devise a mutually acceptable resolution provided that if the Parties are unable in a timely manner to reach agreement on such resolution, then in all cases, priority of supply shall be given to Product quantities forecast or ordered [***], such priority to be given to quantities forecast or ordered [***] such [***].
3.2    Purchase Orders.
3.2.1    Unless the Parties otherwise agree in writing, all orders for Product placed hereunder shall be submitted to Zogenix according to the procedures described in Section 3.1 of this Agreement. Each Purchase Order for Product shall specify: (i) the type of Product being ordered (i.e., whether the Product is intended for trade or Samples and for what territory it is intended to be marketed (it being acknowledged by Endo that as of the Effective Date, the Facility is only packaging Finished Goods for sale and/or use in the United States and additional Manufacturing Support Costs shall apply to the extent Endo requests supply of Finished Goods for sale or use outside of the United States and the associated Costs therefor are not included in Actual COGS); (ii) the amount of such Product being requested (which shall be within the

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

Purchase Volume Limitation and in even multiples of the Standard Batch Size unless otherwise agreed by Zogenix); and (iii) the requested Delivery Dates (which, unless otherwise agreed by Zogenix in writing, shall be between [***] after acceptance of the Purchase Order.
3.2.2    Each Purchase Order submitted by Endo and Accepted by Zogenix in accordance with the terms of this Agreement shall give rise to a contract for the purchase of Product under the terms set forth in this Agreement, to the exclusion of any additional or contrary terms set forth in any Purchase Order, invoice or other documentation exchanged between the Parties other than a signed written amendment of this Agreement.
3.2.3    Notwithstanding anything to the contrary herein, on the Effective Date of this Agreement: (i) Endo shall be deemed to have placed a Purchase Order for all of the Inventory of Finished Goods then being held by Zogenix that has at least [***] of Residual Shelf Life as of the Effective Date and (ii) Zogenix shall have the right to submit an invoice to Endo for the value of such Inventory of Finished Goods that it delivers to Endo in one or more installments. Endo agrees to have its freight forwarder take delivery of such Inventory of Finished Goods from Zogenix's Sample fulfillment warehouse and third party logistics provider as soon as practicable, and in any event, within [***] after receipt of written notice from Zogenix that it is [***] and shall inspect, reject or accept and pay for such Finished Goods in accordance with the terms and conditions of this Agreement.
3.3    Order Size. Endo shall place Purchase Orders for Product in whole multiples of the Standard Batch Size unless otherwise agreed by Zogenix in writing.
3.4    Delivery.
3.4.1    Zogenix shall use Commercially Reasonable Efforts to ensure that Product ordered pursuant to a Purchase Order which is properly provided under this Agreement and Accepted by Zogenix will be completed and delivered on or about the Delivery Date.
3.4.2    All Product purchased hereunder shall be delivered FCA the Facility (or with respect to the Inventory of Finished Goods described in Section 3.2.3 such location as set forth therein). Endo shall be responsible for coordinating, contracting for and paying for the Cost of insuring and shipping all Product from the Facility to Endo’s designated location(s) using carriers designated by Endo. Upon acceptance of the Product by such carrier, the applicable Product shall be deemed "Delivered." Zogenix and its Contract Manufacturers shall be responsible for all documentation necessary to effect Delivery.
3.4.3    Zogenix will provide, and will request its Contract Manufacturers to provide, Endo, at Endo’s Cost, with whatever reasonable assistance Endo may require in processing claims with the carriers for lost or damaged shipments once a shipment of Product has been Delivered in accordance with Section 3.4.2 and prior to its Acceptance or deemed Acceptance by Endo.
3.4.4    Endo acknowledges and agrees that Product Delivered pursuant to an

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

Accepted Purchase Order may vary from the quantities reflected in such Purchase Order; provided, however, Endo shall be obligated to pay and shall pay for only the quantity of Product actually Delivered. To the extent quantities vary by more than [***] from an Accepted Purchase Order the Parties shall confer and Endo may make any incremental adjustments reasonably necessary to account for such variance to the Master Production Plan for the following [***].
3.4.5    Zogenix shall inform Endo of any anticipated delay in the shipment of any quantity of any Product.
3.4.6    [***].
3.4.7    If Zogenix is unable to supply to Endo the quantity of Product that Zogenix is required to supply hereunder [***], Zogenix shall allocate any Capacity at the Facility and inventories of components for the Product between Endo and any other purchasers of product manufactured using the Zogenix Technology with which Zogenix then has an on-going contractual relationship [***].

4.	TESTING; PRODUCT REJECTION; MATERIALS
4.1    Testing.
4.1.1    Zogenix or its Contract Manufacturer shall conduct quality control testing of all Materials prior to use and all batch testing of Product prior to release as set forth in the Quality Agreement and in keeping with the Product Specifications and Applicable Law.
4.1.2    Prior to delivering any Product, (i) Zogenix or its Contract Manufacturer shall utilize appropriate test protocols to ensure that the Product has been manufactured according to the Product Specifications and Applicable Law, (ii) Zogenix or its Contract Manufacturer shall provide to Endo or its designee a Certificate of Analysis showing the results of Zogenix’ or its Contract Manufacturer's testing and a signed Certificate of Compliance certifying that the Product meets the Product Specifications and was Manufactured in accordance with Applicable Laws including applicable cGMP and this Agreement and (iii) Zogenix or its or its Contract Manufacturer shall have released the Product for delivery.
4.1.3    Zogenix or its Contract Manufacturer shall be responsible for conducting intermediate and final product testing and stability studies as required by any Governmental Authority having jurisdiction in the Territory and the Product Specifications; provided, however, Endo shall reimburse Zogenix for all of its out-of-pocket Costs incurred in connection therewith pursuant to Section 5.2.2.
4.1.4    At the request of Endo in its reasonable discretion and at Endo's Cost, but at all times subject to Zogenix's then current commitments with its Contract Manufacturers, the Parties shall cooperate to transfer and qualify stability testing of the Product to Endo or a third-party laboratory designated by Endo, after which transfer and qualification, such stability testing of the Product shall be performed by Endo or such third-party designated laboratory instead of

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

by Zogenix or its Contract Manufacturer.
4.2    Non-Conforming Product.
4.2.1    Endo shall have a period of [***] from the date of notification that the Product has been [***] to inspect or cause to be inspected Product supplied under this Agreement. Endo and/or its carrier shall complete an initial visual inspection of the Product at the time its freight forwarders pick up Product at Zogenix' or its Contract Manufacturer's warehouse. Endo shall have the right to reject by notice to Zogenix within such [***] any Product that does not conform in all material respects with the Product Specifications or applicable good manufacturing practices in effect at the time of Acceptance of the Purchase Order (such Product thereby having a “Defect” and upon proper rejection, deemed “Defective”). All shipments of Product shall be deemed accepted by Endo unless Zogenix receives written notice of rejection from Endo within such [***] describing the reasons for the rejection in reasonable detail. Once a delivery of Product is accepted or deemed accepted hereunder, Endo shall have no recourse against Zogenix in the event the Product is subsequently deemed unsuitable for use for any reason, except where the Defect is deemed a Latent Defect or with respect to Short Dated Product.
4.2.2    As soon as either Party becomes aware of any Defect in any Product Batch which either (i) existed at the time of Acceptance but was not discovered at such time or (ii) arose as a result of any condition existing before the expiration of the Residual Shelf Life of the Product, by no fault of Endo or its Affiliates, sublicensees, distributors, wholesalers or its or their customers (each such Defect, a “Latent Defect”), it will promptly notify the other Party of such event (including reasonable details and the Batch involved). If Product accepted by Endo become non-conforming by virtue of the Latent Defect, such Product shall thereafter be deemed rejected and the notification made under this Section 4.2.2 shall constitute a notice of rejection thereof, and Endo may thereafter place the Batch on quality assurance hold pending Zogenix’ investigation and a final resolution of the claimed Latent Defect pursuant to Section 4.2.4. To the extent Defect or a Latent Defect in a Product resulted from a failure by a Zogenix Contract Manufacturer to abide by the terms of an applicable contract for manufacture or supply of Materials or Products to Zogenix for use in supply of Products to Endo hereunder, then Endo [***].
4.2.3    If, after using Commercially Reasonable Efforts for a period of [***], Endo is unable to Commercialize any Batch which was deemed to be Short Dated Product at the time Delivered or Endo’s wholesaler returns any Batch which was deemed to be Short Dated Product at the time Delivered, then to the extent such Short-Dated Product resulted from a failure by a Zogenix Contract Manufacturer to abide by the terms of an applicable contract for manufacture or supply of Materials or Products to Zogenix for use in supply of Products to Endo hereunder, then Endo [***]. After its receipt of a notice of rejection from Endo pursuant to Section 4.2.1 or 4.2.2 above, Zogenix shall notify Endo as soon as reasonably practical whether it accepts Endo’s basis for rejection and Endo shall reasonably cooperate with Zogenix in reasonably determining whether such rejection was necessary, permitted or justified. If the Parties are unable to agree as to whether a shipment of Product supplied by Zogenix or its Contract Manufacturer hereunder is Defective, such question shall be submitted to an independent quality

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

control laboratory mutually agreed upon by the Parties. The findings of such independent laboratory shall be binding upon the Parties. The Cost of the independent quality control laboratory shall be borne by the Party whose results are shown by such laboratory to have been incorrect.
4.2.4    Except as may be required by Applicable Law, Endo may not return or destroy any rejected Product until it receives (i) written notification from Zogenix that Zogenix does not dispute that the Product is subject to a right of rejection pursuant to Section 4.2.1 or 4.2.2 or (ii) it receives written notice from the independent quality control laboratory that the Product was Defective at the time of release or had a Latent Defect. Zogenix will indicate in its notice either that Endo is authorized to destroy the rejected Product or that Zogenix requires return of the rejected Product. Upon written authorization from Zogenix to do so (which authorization shall be deemed an admission that the Batch was properly rejected by Endo), Endo shall promptly destroy the rejected Product and provide Zogenix with written certification of such destruction, or, if the request so states, Endo shall promptly return the rejected Product to Zogenix, in either case at Zogenix Cost, including the Cost of shipment from the Facility to Endo pursuant to the applicable Purchase order. Under no circumstances shall Endo Commercialize any Product which Endo believes is Defective or which Zogenix has informed Endo is Defective until and unless there is a determination by the Parties or the applicable independent laboratory that such Product is not Defective.
4.2.5    Endo shall not be required to pay any invoice with respect to any shipment of Product properly rejected, returned or destroyed pursuant to this Section 4.2 until replacement thereof with conforming Product. Notwithstanding the foregoing, Endo shall be obligated to pay in full for any rejected shipment of Product that is subsequently determined not to have been properly rejected pursuant to this Section 4.2 within [***] of such determination, irrespective of whether Endo has already paid Zogenix for a replacement shipment. If Endo pays in full for a shipment of Product and subsequently properly rejects such shipment in accordance with this Section 4.2, Endo shall be entitled, upon confirmation that such shipment or material portion thereof is Defective, to require Zogenix to replace such rejected shipment with non-Defective Product. Endo acknowledges and agrees that the express remedies set forth herein and the indemnification obligations set forth in Section 10.1, shall be Endo’s sole and exclusive remedy, and Zogenix’ sole obligation, with respect to Defective Product, Short Dated Product or otherwise non-conforming Product delivered hereunder.
4.2.6    Endo’s rights of rejection, return, refund and replacement set forth in this Section 4.2 shall not apply to any Product that is Defective due to damage (i) caused by Endo, its Affiliates, sublicensees or distributors or their respective employees or agents, including misuse, neglect, improper storage, transportation or use beyond any dating provided or (ii) that occurs due to any circumstance arising solely after Delivery (and for the avoidance of doubt, if a Defect occurs due in whole or in part to a circumstance arising before Delivery, this Section 4.2.6 shall not apply to such Defect), including any damage caused thereafter by accident, fire or other hazard. In each case, Zogenix shall have no liability or responsibility to Endo with respect thereto.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

4.3    Materials.
4.3.1    Unless otherwise agreed pursuant to an accepted Purchase Order, Zogenix or its Contract Manufacturers shall be responsible for the procurement of all Materials. In addition, Zogenix will procure the packaging materials, labels and labelling materials for all jurisdictions.
4.3.2    Endo shall be solely responsible for ensuring that the form and content of the artwork for printed materials for the Product comply with Applicable Laws and does not violate any Third Party Intellectual Property Rights. Endo shall from time to time promptly inform Zogenix of any requested or required changes in the form and content of printed materials, including labels, package inserts and individual printed cartons, for the Product. Endo shall be responsible for obtaining applicable Marketing Authorization for any changes in the form and content of printed materials and for informing Zogenix of any changes in those printed materials required to comply with Applicable Laws. Endo shall reimburse Zogenix upon invoice for the Cost of dies and other start-up Costs incurred reasonably and in good faith in connection with creating and/or changing the printed materials. In addition, Endo shall reimburse Zogenix for its Costs in procuring and/or Manufacturing, in reasonable reliance upon Endo's Master Production Plans, any printed materials and/or any Product packaged or labeled with printed materials that are made obsolete due to changes requested by Endo or required by Applicable Law as well as Zogenix' disposal Costs therefor.

5.	PRICE AND PAYMENT; WORKING CAPITAL ADVANCE

5.1    Transfer Price. On the Effective Date and on or before the start of each calendar year during the Term, Zogenix and Endo shall agree upon the estimated Zogenix’s Actual COGS (“Standard COGS”), which Standard COGS plus two and one-half percent (2.5%) (the “Standard Transfer Price”) shall be applied to all Purchase Orders submitted by Endo during the upcoming calendar year. If for any reason, the Standard COGS are not agreed upon prior to the start of the applicable calendar year, then the Actual Transfer Price for Product ordered by Endo in the last quarter of the prior year shall apply until such time as the Parties reach agreement. Notwithstanding the foregoing, if Zogenix determines that the Standard Transfer Price is off by more or less than [***] of the Actual Transfer Price during an applicable calendar year, then Zogenix shall inform Endo of the same, and the Parties shall agree upon an interim adjustment.

5.2    Invoices.

5.2.1    Zogenix shall submit invoices to Endo for the Standard Transfer Price at the time of delivery of any Product ordered pursuant to a Purchase Order. The Standard Transfer Price includes all taxes except (i) value added tax ("VAT") and (ii) such sales and use taxes that Zogenix is required by law to collect from Endo. Such taxes, if any, will be separately stated in Zogenix's invoice and will be paid by Endo to Zogenix unless Endo provides an exemption to Zogenix and subject to receipt of a valid VAT receipt or invoice to Zogenix in the form and manner required by law to allow Endo to recover such taxes to the extent allowable by

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

law. Zogenix shall be solely responsible for the timely payment of all such taxes to the applicable governmental authority.
5.2.2    Zogenix shall also submit invoices to Endo on [***] for Manufacturing Support Costs, Capital Investments and Costs associated with Improvement Projects approved in advance in writing by Endo and incurred by Zogenix in the previous [***], which shall be paid by Endo in accordance with Section 5.2.3.
5.2.3    All invoices hereunder shall be payable in U.S. dollars by Endo within [***] after issuance of an invoice by Zogenix to Endo. For any amounts more than [***] past due, Zogenix shall be entitled to charge Endo on the amount unpaid with interest for late payment. Said interest shall be calculated at an annual rate equal to [***] (provided that such interest rate shall not exceed the maximum annual interest rate permitted by Law) and shall accrue from time to time until payment is received by the Zogenix. If any undisputed amount due hereunder remains outstanding for more than [***] after its due date and notice of non-payment from Zogenix, Zogenix may, in addition to any other rights or remedies it may have, refuse to Deliver Product hereunder except upon payment by Endo in advance, provided that as soon as Endo has paid to Zogenix any such outstanding amount and any interest due thereon, Zogenix's right to refuse to Deliver Product absent payment in advance shall end. Notwithstanding anything to the contrary herein, Endo shall have no obligation to pay or otherwise reimburse Zogenix for or in respect of any income tax, including any withholding tax, imposed upon Zogenix or any of its Affiliates with respect to payments made pursuant to this Agreement; provided, however, to the extent Endo pays any such withholding tax over to a Governmental Authority, Endo shall promptly provide Zogenix satisfactory evidence of such payment upon request.
5.3    Adjustments. Within [***] after the end of each calendar quarter, Zogenix shall calculate the Actual COGS during such calendar quarter. If the Actual COGS were greater than the Standard COGS per unit paid by Endo in such quarter, then Zogenix shall provide to Endo a reasonably detailed statement setting forth the applicable variances and shall invoice Endo for the difference between the Actual Transfer Price and the Standard Transfer Price for units produced in such quarter. If the Actual COGS were less than the Standard COGS per unit paid by Endo, then Zogenix shall provide Endo a credit against future invoices.

5.4    Records and Audits. Zogenix shall create and maintain complete and accurate records and documentation concerning the Actual COGS in sufficient detail to enable the amounts payable hereunder to be determined. Zogenix shall retain such records and documentation for not less than [***] from the date of their creation or such longer period as may be required by Applicable Law. During the Term and for a period of [***] thereafter, upon at least [***] written notice provided by Endo, Endo shall have the right to have an independent auditor reasonably acceptable to Zogenix audit no more than [***] per year such records and documentation as shall pertain to the determination of such Actual COGS. Such examiners shall have reasonable access during regular business hours to Zogenix’ offices and the relevant records, files and books of account necessary to determine the accuracy of the calculations provided by Zogenix. All information disclosed to such auditors shall be deemed the Confidential Information of Zogenix

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

The Costs of any such audit shall be borne by Endo, unless as a result of such inspection it is determined that the amounts overpaid by Endo for any audited period (which were not already corrected in any true-up pursuant to this Agreement), which period shall not be less than [***], are in error by greater than [***], in which case the Costs of such audit shall be borne by Zogenix. Endo shall report the results of any such audit to Zogenix within [***] of completion. Thereafter, Zogenix shall promptly credit to Endo the amount of any overpayment discovered in such audit, or Endo shall pay to Zogenix the amount of any underpayment discovered in such audit, as the case may be.
5.5    Working Capital Advance. Endo shall provide to Zogenix, within ten (10) days after the Effective Date, a working capital advance (the “Working Capital Advance”) equivalent to the lesser of (i) the book value of the inventory of Materials and unreleased Finished Goods that are held by Zogenix in connection with the Manufacture of Product minus the accounts payable associated with such Materials and unreleased Finished Goods, or (ii) a “Working Capital Cap”, which shall be initially established at seven million dollars ($7,000,000) and adjusted in accordance with the terms herein (the “Working Capital Target”). The forecast for the [***] following the Effective Date shall serve as the baseline for the Working Capital Cap, which cap shall be adjusted upwards or downwards on each anniversary of the Effective Date based on (i) changes in foreign exchange rates and (ii) the change between the baseline forecast and the current forecast. Thus, if on the Effective Date the forecast annual volume was [***] units, on the first anniversary date the forecast annual volume was [***] units, and on the second anniversary date the forecast annual volume was [***] units, the Working Capital Cap would be [***] of $7,000,000, or $[***] for the second year of the agreement and [***] of $7,000,000, or $[***], for the third year of the Agreement. On each anniversary of the Effective Date during the Term, Zogenix shall provide Endo with an update as to the then-current Materials, unreleased Finished Goods inventory and accounts payable levels associated with such inventory and shall either return to Endo any amount of the Working Capital Advance at such time that is greater than the then-current Working Capital Target or shall invoice Endo for difference between the then-current Working Capital Target and the then-current Working Capital Advance if such difference is a positive amount. Notwithstanding the foregoing, if at any time during the Term, Zogenix determines the book value of the inventory of Materials and unreleased Finished Goods that are held by Zogenix in connection with the Manufacture of Product minus the accounts payable associated with such Materials and unreleased Finished Goods exceeds the Working Capital Cap by more than [***], then Zogenix may inform Endo of the same and the Parties shall discuss in good faith and agree upon an adjustment to such Working Capital Cap. The Working Capital Advance shall be secured by notes providing Endo with liens upon the Materials and unreleased Finished Goods to secure payment thereof, such notes in the form set forth on Exhibit E.
5.6    Capital Investment. After the Effective Date, if the Product is the only Product being Manufactured with Zogenix equipment and processes, then all capital investment approved in advance in writing by Endo to increase Capacity, improve yield, improve Product performance or mitigate supply risk or comply with Applicable Law or Regulatory Approvals (“Capital Investments”) shall be the responsibility of and paid for by Endo, and any other capital investment

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

shall be the responsibility and paid for by Zogenix (unless otherwise contemplated in Section 2.3. If, however, another product utilizes the supply chain, then investment shall be shared between Endo and Zogenix on [***]. In either event, Zogenix shall own all equipment used by Zogenix or its Contract Manufacturers in the Manufacture of the Product, provided that the [***]. Notwithstanding anything to the contrary herein, no capital investment expenditures described under this Section 5.6 may be initiated without the express written approval of the Parties after recommendation by the Supply Committee pursuant to Section 7.1.
5.7    Improvement Projects. Endo shall have the right in its sole discretion to approve any projects to be undertaken regarding the Manufacture of the Product (any such project, an "Improvement Project"). After the Effective Date, if the Product is the only Product being Manufactured with Zogenix equipment and processes, then all Improvement Projects for the Product approved in advance in writing by Endo shall be the responsibility of and paid for by Endo. If, however, another product utilizes said improvements, then investment shall be shared by Zogenix and Endo on [***]. Endo may agree on the creation and administration of new Improvement Projects at any time after the Effective Date, subject to the review of and consultation with the Supply Committee pursuant to Section 7.1. [***]. Within [***] after the Effective Date, the Parties shall discuss each [***] and whether Endo desires to approve Zogenix's completion of all or any of the same. If approved, Endo shall reimburse Zogenix upon invoice for the Costs set forth in such written budget and incurred by Zogenix in connection with the approved [***] on or following the Effective Date. Zogenix may, with the written consent of Endo (such consent not to be unreasonably withheld, delayed or conditioned) conduct its own Improvement Projects so long as any such Improvement Project is not reasonably likely to [***].

6.	RECORDS
6.1    Manufacturing Records. Zogenix shall, and shall cause Patheon and Zogenix's other Contract Manufacturers for the Product to, keep records pertaining to the Manufacture of all Product, validation/stability/developmental data and all other Manufacturing records related thereto in accordance with cGMP and all Applicable Laws and regulations for at least [***] after the expiration date of the applicable Batch (or such longer period as required by Applicable Law, regulation or good manufacturing practices). Zogenix shall not destroy any such records unless it first provides Endo with written notice of its intent to do so and provides Endo with the reasonable ability to obtain and retain custody of such records, at Endo’s sole Cost. Zogenix shall, and shall cause Patheon and Zogenix's Contract Manufacturers for the Product to, make those records reasonably available to Endo or its designees upon written request. In the event Zogenix replaces Patheon or any of Zogenix's other Contract Manufacturers for the Product, it shall require Patheon to transfer any such records to Zogenix to ensure that Zogenix can continue to comply with this Section 6.1.

7.	SUPPLY COMMITTEE: PRODUCT RECALLS; AND GOVERNMENTAL COMMUNICATIONS; FACILITY AUDITS
7.1    Supply Committee. The Parties shall establish a supply committee, with an equal

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

number of representatives from each of Zogenix and Endo (the “Supply Committee”). Both Parties will ensure that their representatives attend regular telephonic or in-person meetings of the committee and report matters relevant to the performance of this Agreement. The meetings will be co-chaired by one operational senior management representative of, and selected by, each Party. Minutes of the committee’s meetings shall be signed by and circulated to both Parties. The Supply Committee shall meet quarterly in-person or by telephone for strategic operations review meetings during the Term and shall perform the following functions with respect to the Product:
7.1.1    consider revisions to the Product Specifications and the impact of those revisions upon yields, Capacity, Costs and other terms of this Agreement;
7.1.2     review developments related to forecasting, commercial and regulatory issues;
7.1.3    Capacity and contingency planning, investing in increasing Capacity and revisions to the Capacity;
7.1.4    Review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any new supply contracts (or contract amendments) with Patheon, Nipro Glass and/or Nypro to the extent such new contract (or contract amendment) adversely affects Actual COGS;
7.1.5    review the Schedules of this Agreement where relevant;
7.1.6    review and approve on an annual basis (i) any changes in [***] that (i) in the aggregate increase by the greater of [***] or the increase in the [***] as determined by the United States Bureau of Labor Statistics for the immediately preceding year or (ii) result in any [***], in each case (i) or (ii) excluding any [***];
7.1.7    review, oversee and amend the scope or details of any existing Improvement Project, and approve the creation and administration of any new Improvement Project, as described in Section 5.7;
7.1.8    review and approve proposed Capital Investments as described in Section 5.6; and
7.1.9    such other major functions as the Parties jointly agree to assign to it;.
The Supply Committee will have solely the roles and responsibilities assigned to it in this Section 7.1. The Supply Committee will have no authority to amend, modify or waive compliance with this Agreement. In addition, the Supply Committee shall not have the authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement. However, each Party will reasonably cooperate with the other in implementing the findings of the Supply Committee, to the extent that such implementation is necessary to give effect to this Agreement and does not

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

unfairly and materially prejudice the interests of that Party.
7.2    Decisions Concerning Recall; Costs.
7.2.1    In the event that either Party believes it may be necessary to conduct a recall of any Product, it shall notify the other Party thereof as soon as reasonably practicable, and the Parties shall promptly consult with each other as to how best to proceed and shall use Commercially Reasonable Efforts to assist one another, it being understood and agreed that the final decision as to any recall of any Product in the Territory shall be made by Endo; provided, however, neither Party shall be prohibited hereunder from taking any action that it is required to take under Applicable Law. The Parties shall establish and maintain a system for implementing any such recall and managing all related communication and/or correspondence with the relevant Governmental Authorities.
7.2.2    In the event of any recall of any Product arising out of, relating to, or occurring as a direct result of, any [***] herein, [***]. With respect to all other recalls, including any recalls that arise out of, relate to, or occur as a result of [***] herein, or from any acts taken or not taken [***].
7.3    Regulatory Audits.
7.3.1    Not more than [***], upon reasonable notice, and subject to the terms of the Quality Agreement and the applicable agreements between Zogenix and Patheon, Zogenix shall under Endo's direction or shall permit Endo (or, alternatively, an agent or consultant who has been retained by Endo to conduct such activity and who is bound by written confidentiality provisions no less strict that those set out herein) to conduct, at Endo's Cost, cGMP audits of the Facility, and the Parties shall share with each other the complete results of such audits. Endo will be permitted to have no more than [***] present at all times during the audit and Zogenix shall have the right to have its own personnel accompany such Endo representatives at the Facility.
7.3.2    Zogenix shall or shall cause Patheon to also permit Governmental Authorities to conduct any required audits of the Facility. Each Party shall promptly notify the other of any notification by any Governmental Authority regarding Manufacture of the Product, including cGMP investigation or inspection associated with the Product.
7.3.3    Zogenix shall [***] to cause such Contract Manufacturers to promptly correct any deficiencies or other adverse findings as reasonably determined by Endo or the Governmental Authorities.
7.3.4    Notwithstanding the foregoing, in the event of a recall of the Products, or circumstances giving rise to an Audit for Cause (as such term is defined in the Quality Agreement), subject to the terms of the Quality Agreement and the applicable notice provisions for such an Audit for Cause in the agreements between Zogenix and Patheon, Endo shall have the right to promptly perform an audit of the Facility on less than the notice period of time specified above and more frequently [***]. Endo shall bear the Costs of its observers.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

7.3.5    If deficiencies are discovered during an audit, Zogenix will provide Endo with an appropriate action plan within [***] written notice thereof (unless otherwise required by Applicable Law) addressing how Zogenix and its Contract Manufacturers plans to resolve such deficiencies and Zogenix shall implement such plan.

8.	CONFIDENTIALITY
8.1    Section 4.2 of the License Agreement (Confidentiality) is incorporated herein by this reference and shall apply to this Agreement with references therein to “this Agreement” being understood to refer to this Agreement rather than to the License Agreement.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1    Each Party represents and warrants to the other Party that it has the requisite corporate or other organizational power and authority to enter into and perform its obligations under this Agreement and has taken all corporate or other organizational action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder
9.2    Neither Party, nor any of its Affiliates or employees, has ever been, is currently, or is the subject of a proceeding that could lead to that party becoming debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b); and
9.3    Neither Party, nor any of its Affiliates employs any individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.
9.4    Zogenix has and shall have at the time of Delivery thereof good and marketable title to all Product supplied hereunder, free and clear of all liens or other encumbrances.
9.5    Neither Party, nor any of its Affiliates or employees, has ever been, is currently, or is the subject of a proceeding that could lead to that party becoming excluded pursuant to Section 1128 of the Social Security Act, 42 U.S.C. § 1320a-7 or any similar Law.
9.6     Exclusion of Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR THE LICENSE AGREEMENT, (I) NEITHER ZOGENIX, ITS CONTRACT MANUFACTURERS NOR ANY PERSON ON ZOGENIX' BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (II) ENDO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY ZOGENIX, OR ANY OTHER PERSON ON ZOGENIX’ BEHALF, EXCEPT AS

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE PURCHASE AGREEMENT OR IN THE LICENSE AGREEMENT. THE WARRANTIES SET FORTH IN THIS AGREEMENT MAY BE ASSERTED ONLY BY ENDO AND NOT ANY AFFILIATE, SUBLICENSEE, DISTRIBUTOR, THIRD PARTY PURCHASERS OF THE PRODUCT (BUT FOR CLARITY, MAY BE ASSERTED BY A THIRD PARTY ACQUIRER OF ENDO'S RIGHTS HEREUNDER). ENDO SHALL BE SOLELY RESPONSIBLE FOR ALL REPRESENTATIONS, WARRANTIES AND COVENANTS THAT ENDO, ITS AFFILIATES, SUBLICENSEES OR DISTRIBUTORS MADE OR MAKE TO THIRD PARTIES INCLUDING THIRD PARTY PURCHASERS. NOTHING IN THIS SECTION 9.6 IS INTENDED TO LIMIT ENDO'S RIGHTS UNDER THE PURCHASE AGREEMENT WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES MADE BY ZOGENIX THEREIN.

10.	INDEMNIFICATION; INSURANCE
10.1    Zogenix. Zogenix shall indemnify and hold harmless Endo, its Affiliates, any present or future parent or subsidiary of any of them, and their respective officers, directors, employees, agents and Affiliates (collectively, the "Endo Indemnitees") from and against any and all losses, liabilities, damages, Costs whatsoever, including, but not limited to, reasonable counsel fees, and any and all other reasonable Costs (collectively in this section referred to as “Losses”) incurred in investigating, preparing, or defending (other than in a case where Zogenix timely assumes the defense pursuant to Section 10.3.2) any litigation, commenced or threatened by a non-Affiliate Third Party, or any non-Affiliate Third Party claim whatsoever, and any and all amounts reasonably paid in settlement of any claim or litigation, any settlement payments first being subject to Zogenix’ prior consent (not to be unreasonably withheld), and further including out-of-pocket Costs in respect of any Product, including any Product subjected to required recalls or withdrawals, as and when incurred; solely to the extent, such Losses arise out of, are based upon, or are in connection with (i) the gross negligence or wilful misconduct of Zogenix, (ii) violation of Applicable Law by Zogenix in the performance of any of Zogenix' obligations under this Agreement and/or (iii) any reasonably required Product recalls, personal injury, product liability or property damage relating to or arising from Zogenix’s failure to Manufacture Product in accordance with this Agreement, including with the Product Specifications; provided, further, that this obligation of indemnification by Zogenix under this Section 10.1 shall not apply to the extent that Endo is responsible for such Losses pursuant to Section 10.2(i) and 10.2(ii) below.
10.2    Endo. Endo shall indemnify and hold harmless Zogenix, its Affiliates, its Contract Manufacturers, any present or future parent or subsidiary of them, and their respective officers, directors, employees, agents and Affiliates from and against any and all Losses incurred in investigating, preparing or defending (other than in a case where Endo timely assumes the defense pursuant to Section 10.3.2) any litigation commenced or threatened by a non-Affiliate third party, or any non-Affiliate third party claim whatsoever, and any and all amounts reasonably paid in settlement of any claim or litigation, any settlement payments first being subject to Endo’s prior consent (not to be unreasonably withheld), and further including out-of-pocket Costs in respect

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

of any Product, including any Product subject to required recalls or withdrawals, as and when incurred; including, such Losses arise out of, are based upon, or are in connection with (i) the gross negligence or wilful misconduct of Endo, its Affiliates, sublicensees or distributors, (ii) any violation of Applicable Law by Endo or its Affiliates in the performance of any of Endo's rights or obligations under this Agreement (including failure to obtain any Marketing Authorizations required by Applicable Law) or in the Commercialization of the Product, (iii) the promotion, marketing, distribution, Commercialization and/or sale of any Product, whether directly or through Affiliates, sublicensees or distributors, (iv) any personal injury, product liability or property damage relating to the use, application, consumption, ingestion, misuse or abuse of any Product, or (v) the claimed infringement of any Third Party Intellectual Property Right relating to any Product; provided, further, that this obligation of indemnification by Endo under this Section 10.2 shall not apply to the extent that Zogenix is responsible for such Losses pursuant to Section 10.1 above or the Purchase Agreement or the License Agreement.
10.3    Notice of Claim of Indemnification - Third Party Claims.
10.3.1    A Party (the “Indemnified Party”) seeking indemnification under this Agreement in respect of, arising out of, or involving a claim or demand made by any entity or Governmental Authority against the Indemnified Party (a “Third Party Claim”) shall notify the indemnifying Party in writing of the Third Party Claim within thirty (30) days after receipt by the Indemnified Party of written notice of the Third Party Claim; however, failure to give such notification shall not affect the indemnification provided under this Agreement, except and only to the extent that the indemnifying Party shall actually have been prejudiced by the failure. Thereafter, the Indemnified Party shall deliver to the indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
10.3.2    The indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. In any such proceeding the defense of which the indemnifying Party shall have so assumed, the Indemnified Party shall have the right to participate therein and retain its own counsel (without otherwise affecting the rights of the Parties under this Section 10.3.2) at its own Costs unless (i) the Indemnified Party and the indemnifying Party shall have mutually agreed to the retention of such counsel, (ii) the Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying Party, or (iii) the named parties to any such proceeding (including the impleaded parties) include both the indemnifying Party and the Indemnified Party, and representation of both Parties by the same counsel would be inappropriate in the opinion of the Indemnified Party’s counsel due to actual or potential differing interests between them; in any such case, one firm of attorneys separate from the indemnifying Party’s counsel may be retained to represent the Indemnified Parties at the indemnifying Party’s Cost. Any settlement of such a Third Party Claim, the defense of which has been assumed by the indemnifying Party, shall not be entered into by the indemnifying Party without prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided,

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

however, that such consent shall not be required if (a) there is no finding or admission of any wrongdoing by the Indemnified Party, (b) the Indemnified Party’s intellectual property rights are not compromised in any manner and (c) the sole relief provided is monetary damages that are paid in full by the indemnifying Party.
10.3.3    With respect to all Third Party Claims, the Indemnified Party shall cooperate in all reasonable respects with the indemnifying Party in connection with any Third Party Claims and the defense or compromise thereof. Such cooperation shall include the retention and (upon the indemnifying Party’s request) the provision to the indemnifying Party of records and information reasonably relevant to the Third Party Claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. If the indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not, without first waiving the indemnity as to such claim, admit any liability with respect to, or settle, compromise or discharge, the Third Party Claim, without the indemnifying Party’s prior written consent; provided, however, admissions of facts which a Party may reasonably be required to make shall not be deemed to be admissions of liability.
10.4    Conflicts. In the event of any conflict between the terms of this Section 10 and the indemnification obligations set forth in the Purchase Agreement with respect to which Party controls the defense of any action and pays the Costs therefor, the terms of this Agreement shall govern.
10.5    Cooperation. The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party under this Agreement, including, without limitation, by making Commercially Reasonable Efforts to mitigate or resolve any such claim or liability.
10.6    Insurance. Each Party shall at all times maintain insurance policies or self-insurance in such amounts and with such scope of coverage as are adequate to cover such Party’s obligations under this Agreement. If requested by the other Party, the insured Party shall furnish a Certificate of Insurance or other reasonable proof of coverage (which may be a certificate or other evidence issued by a Party under a program of self-insurance) evidencing the requisite coverage required under this Section 10.6 during the Term.
10.7        Limitation of Liability. THE PARTIES HEREBY DISCLAIM ANY LIABILITY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING LOST PROFITS), UNLESS SUCH DAMAGES HAVE BEEN CAUSED BY GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE PARTY FROM WHOM RECOVERY OF SUCH DAMAGES IS SOUGHT. IN NO EVENT SHALL ZOGENIX BE LIABLE TO ENDO HEREUNDER FOR HARM TO THE EXTENT CAUSED BY ZOGENIX'S CONTRACT MANUFACTURERS PROVIDED THAT ZOGENIX SHALL HAVE COMPLIED WITH THE PROVISIONS OF SECTION 10.8.
10.8     [***].

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

11.	TERM AND TERMINATION
11.1    Term. This Agreement shall commence on the Effective Date and, unless sooner terminated as provided herein, this Agreement shall continue in full force and effect until the earlier termination of the License Agreement (the “Term”).
11.2    Termination.
11.2.1    Termination for Convenience. Either Party shall have the right to terminate this Agreement for convenience upon providing three (3) years prior written notice of the same to the other, provided that (i) in no event shall notice of such termination for convenience be given prior to the fifth (5th) anniversary of the Effective Date, and (ii) any termination of this Agreement by Zogenix pursuant to this Section 11.2.1 shall be effective upon and only upon Zogenix fulfilling its obligations under Section 11.3.2.2 through 11.3.2.4.
11.2.2    Termination Due to Default or Breach. If either Party breaches or defaults in the performance or observance of any of the material provisions of this Agreement, and (i) such breach or default is not cured within [***] after the giving of written notice by the other Party specifying in detail such breach or default; provided, however, such breach can reasonably be cured within the [***]; or (ii) if a cure of such breach or default reasonably would take longer [***], but the defaulting Party fails to commence curing such default or breach promptly, or thereafter fails to continually use its Commercially Reasonable Efforts to diligently pursue the cure of such breach or default or if the defaulting party fails to cure such breach or default within [***] for any reason, then in any of such events the non‑defaulting Party shall then have the right to terminate this Agreement on [***] prior written notice to the defaulting Party following the expiration of [***]. The failure by a Party to exercise its right to terminate this Agreement pursuant to this Section 11.2.2 in the event of any occurrence giving rise thereto shall not constitute waiver of the rights in the event of any subsequent occurrence, including any right to be indemnified hereunder in accordance with Section 10.
11.2.3    Termination Due to Financial Difficulties. Either Party, being the non-defaulting Party hereunder, shall have the right to terminate this Agreement upon prior written notice to the other Party, with immediate effect, in the event that such other Party becomes involved in financial difficulties as evidenced:
11.2.3.1    by that other Party’s commencement of a voluntary case under any applicable bankruptcy code or statute, or by its authorizing, by appropriate proceedings, the commencement of such a voluntary case;
11.2.3.2    by its failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute within [***] after initiation of such action or petition;
11.2.3.3    by its seeking relief as a debtor under any Applicable Law of

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief;
11.2.3.4    by the entry of an order by a court of competent jurisdiction finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or
11.2.3.5    by its making as assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.
11.2.4    Termination Due to Safety or Efficacy. This Agreement will automatically terminate upon written notice by Endo to Zogenix in the event that the Product has been deemed ineffective or unsafe by the applicable Governmental Authorities and Endo determines to permanently withdraw the Product from the market throughout the Territory.
11.2.5    Termination Due to Significant Supply Failure. If Zogenix fails for to supply to Endo at least [***] of the quantity of Product properly forecasted and ordered by Endo over the course of a [***] which result, in either period, in Endo being unable to supply Product to its trade customers (and provided such Purchase Orders were within the Capacity [***]) (the occurrence of such event, a “Significant Supply Failure”), then so long as such Significant Supply Failure was not the result of a Force Majeure, Endo in its sole discretion may, not later than [***] following the end of such Significant Supply Failure, provide written notice to Zogenix of such event, and may elect, in such written notice, to terminate the Agreement under this Section 11.2.5. If Endo elects to terminate the Agreement under this Section 11.2.5, then such termination shall become effective [***] after Zogenix’ receipt of Endo’s written notice thereof. If Endo elects to terminate this Agreement pursuant to this Section 11.2.5, then Endo shall have the right and license, pursuant to Section 2.2 of the License Agreement, to make or have made quantities of Product. In addition, Zogenix shall use provide to Endo and/or its designated back-up supplier reasonable assistance (both off site and on site) and all required technical information and a detailed description of all manufacturing processes required for the same. [***]
11.2.6    Back-up Manufacturing Facility. At any time after the Effective Date, Endo shall be permitted to qualify and enter into a back-up manufacturing agreement for Finished Goods with (i) an alternative supplier which has already been qualified by Zogenix or one of Zogenix’ other customers with respect to DosePro or (ii) if there is no such prequalified supplier which is both made known to Endo and able to supply the Finished Goods to Endo on commercially reasonable terms, itself or with an alternative supplier otherwise reasonably

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

acceptable to Zogenix [***]. If required by the alternative supplier to be maintained as a back-up supplier, Endo shall have the right to purchase a reasonable number of minimum Batches of Finished Goods from such alternative supplier per year, provided that in no event shall such amount exceed [***] of the total amount purchased by Endo from Zogenix unless and until there has between a Significant Supply Failure. Endo shall have the right and license, pursuant to Section 2.2 of the License Agreement to setup such back-manufacturing arrangements (including the right to sublicense the Zogenix Technology (as defined in the License Agreement)) with respect thereto and to make or have made the foregoing quantities of Finished Goods. Notwithstanding the foregoing,[***].
11.3    Rights and Obligations upon Termination.
11.3.1    If this Agreement is terminated by Zogenix pursuant to Sections 11.2.2 (Termination for Breach) or 11.2.3 (Termination Due to Financial Difficulties), or by Endo pursuant to Sections 11.2.1 (Termination for Convenience) or 11.2.4 (Termination Due to Safety or Efficacy), then (in addition to any other rights or remedies Zogenix may have in the event of default or breach by Endo):
11.3.1.1    Endo shall satisfy the purchase price payable pursuant to Zogenix’ (or its applicable Contract Manufacturers’) orders with suppliers of Materials, provided such orders were made by Zogenix (or its applicable Contract Manufacturers) in reliance on Purchase Orders and provided that Zogenix shall Delver all such Materials to Endo promptly upon receipt or other control thereof by Zogenix;
11.3.1.2    Where the Product is the only product being manufactured with the Zogenix Technology by its Contract Manufacturers, Endo shall reimburse Zogenix for any termination penalties, break-up fees, rental fees or minimum commitment fees which are payable to such Contract Manufacturersprovided that Zogenix shall use its best efforts to minimize such penalties and fees;
11.3.1.3    Where termination of the Agreement is a result of an unremediated breach by Endo, Zogenix shall cease all Manufacturing and Support Services, except those quality and other activities that must by Applicable Law be continued;
11.3.2    If this Agreement is terminated by Endo pursuant to Sections 11.2.2 (Termination Due to Default or Breach) or 11.2.3 (Termination Due to Financial Difficulties) or by Zogenix pursuant to Section 11.2.1 (Termination for Convenience), then (in addition to any other rights or remedies Endo may have in the event of default or breach by Zogenix):
11.3.2.1    Endo shall have the right and license, pursuant to Section 2.2

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

of the License Agreement, to make or have made quantities of Product.
11.3.2.2    Prior to such termination becoming effective, Zogenix shall sell to Endo conveying good and marketable title, and Endo shall purchase at the then fair market value (which shall be no less than book value) of any equipment owned by Zogenix at such time and used in the Manufacture of the Product by Zogenix or any of its Contract Manufacturers;
11.3.2.3    Prior to such termination becoming effective, Zogenix shall use its reasonable best efforts to assist Endo in entering into contracts with Zogenix's Contract Manufacturers to enable the continued uninterrupted Manufacture and supply of Products on commercially reasonable terms;
11.3.2.4    Prior to such termination becoming effective, Zogenix shall provide to Endo and/or its designated back-up supplier all reasonable assistance (both off site and on site) and all required technical information and a detailed description of all manufacturing processes required for the same, in each case adequate to permit Endo to take over the supply chain for the Product. If termination is by Zogenix pursuant to Section 11.2.1 (Termination for Convenience) or by Endo pursuant to Section 11.2.2 (Termination Due to Default or Breach) if such breach giving rise to termination was due to Zogenix's gross negligence and/or willful misconduct, the Costs of providing such assistance shall be borne by Zogenix and in all other cases the reasonable Costs shall be borne by Endo, provided that in no case shall Endo be liable for Zogenix’s internal costs with respect to provision of any such assistance; and
11.3.2.5    If another product is being manufactured at the Facility using the Zogenix Technology and equipment, then Endo shall, at Endo's option, either (i) permit Zogenix to contract directly with the applicable Contract Manufacturers for supply of products (provided that [***], or (ii) enter into a manufacturing and supply agreement with Zogenix containing substantially similar terms to those set forth in this Agreement, wherein Endo agrees to manufacture or have manufactured Zogenix's, its Affiliates and its and their permitted licensee's reasonable requirements for such product.
11.4    Upon termination of this agreement for any reason:
11.4.1    Zogenix shall repay the then-outstanding Working Capital Advance to Endo within [***] of the effective date of termination;

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

11.4.2    Zogenix will continue to: (a) transfer or make available documentation, and, where possible, information and expertise, to Endo, which (i) Zogenix is obligated to keep pursuant to cGMP and which, pursuant to such cGMP, Endo is unable to keep, or (ii) which Zogenix has chosen to keep beyond the Term or (iii) as agreed by the Parties in any executed technology transfer agreement; (b) test Product pursuant to Section 4.1 up until the expiration of the last returned sample held for stability testing even if Manufacturing ceases prior to that time; and (c) subject to the limitations of liability set forth in this Agreement, fulfill its remaining obligations pursuant to Sections 4.2 and 7.2, provided that Zogenix shall not be obligated to Manufacture replacement Batches;
11.4.3    Endo shall take delivery of and pay for all undelivered Product that is Manufactured pursuant to a Purchase Order, at the Actual Transfer Price in effect at the time the Purchase Order was placed provided that Endo shall be permitted to continue to sell such Product until inventories thereof are exhausted;
11.4.4    Endo shall purchase, at Zogenix’ book value (as reflected in Zogenix's then-current books and records), the Materials which was purchased, produced or maintained by Zogenix in contemplation of filling Purchase Orders within the Firm Commitment prior to notice of termination being given to the extent the same are obsolete or cannot reasonably be used for other products being manufactured by Zogenix and/or its Contract Manufacturers
11.5    Surviving Provisions. The provisions of Section 5.4 (for the duration set forth therein), Section 6.1 (for the duration set forth therein), Section 7.2.2, Section 8.1, Section 9.6, Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.7 and 10.8, Sections 11.3, 11.4, and 11.5, Section 13, and Sections 14.5, 14.8, and 14.12 hereof shall survive any termination of this Agreement, except as otherwise provided herein.

12.	FORCE MAJEURE
12.1    Force Majeure. Except as otherwise specifically provided for herein, neither Party shall be liable for any default or delay in such Party’s performance if such default or delay is caused by an event beyond the reasonable control of such Party such as unforeseen nationwide labor conflict, acts of God, fire, earthquakes, floods, war, mobilization or unforeseen military call-up of a large magnitude, requisition, confiscation, commandeering, public decrees, riots, or insurrections, destruction of essential facilities or materials; acts or restraints of any Governmental Authority; strikes, lock-outs (except relating to the non-performing Party’s own Representatives); embargo or blockage; industry wide shortages of raw material or other similar events (a “Force Majeure Event”); provided, however, that the Party so affected will give prompt notice of such event, and shall use Commercially Reasonable Efforts to avoid, remove or alleviate such causes of non-performance. In the event that any Force Majeure cannot be removed, overcome or abated within [***] (or such other period as the Parties jointly shall determine in writing) from the date the Party affected first became affected, then Endo may, at the expiration

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

of such period, by written notice to Zogenix terminate this Agreement immediately.

13.	DISPUTE RESOLUTION
13.1    The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term that relate to a Party’s rights or obligations hereunder. In the event of the occurrence of any Dispute, the Parties shall first try to settle their differences amicably via the Supply Committee. If the Supply Committee cannot achieve resolution, then either Party may, by written notice to the other, have such Dispute referred to its highest ranking officer for attempted resolution by good faith negotiations within [***] after such notice is received. If either Party desires to pursue arbitration under paragraph (b) below to resolve any such Dispute, unless expressly provided for otherwise herein, a referral to such executives under this paragraph (a) shall be a mandatory condition precedent. Said Designated Officers as of the Effective Date are as follows.
For Endo: [***]
For Zogenix: [***]
In the event that they shall be unable to resolve the Dispute by consensus within [***], then the Dispute shall be finally settled by binding arbitration as provided below.
13.2    Except as expressly otherwise provided in this Agreement, in the event of any dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of either Party to perform or comply with any obligation of such Party pursuant to this Agreement or the breach, termination or validity hereof (a “Dispute”), such Dispute shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then in force and the Federal Arbitration Act, 9 U.S.C. § 1 et seq., by three (3) arbitrators (the “Arbitrators”) appointed in accordance with said rules, provided that the appointed arbitrators shall have appropriate experience in the biopharmaceutical industry. The place of arbitration shall be New York, New York, and the Arbitrators shall decide the dispute in accordance with the substantive law of the State of New York. The Arbitrators, by accepting their appointment, undertake to conduct the process such that the award shall be rendered within [***] of their appointment and shall be final and binding upon all parties participating in such arbitration. The judgment rendered by the arbitrators may, at the arbitrator’s discretion, include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. Notwithstanding the foregoing, any Disputes regarding the scope, validity, enforceability or inventorship of any patents or patent applications shall be submitted for final resolution by a court of competent jurisdiction. Any period of limitations or Survival Period that would otherwise expire between the initiation of the procedures described in this Section 13.2 and the conclusion of such procedures shall be extended until [***] following the conclusion of such procedures. This Section 13.2 shall not prohibit a Party from seeking

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction.

13.3    The Parties consent to the exclusive jurisdiction of the Federal courts and the State courts of the State of New York, in each case, located in the borough of Manhattan, City of New York (the “New York Courts”) for any action in aid of arbitration, for provisional relief of the status quo or to prevent irreparable harm prior to the appointment of the Arbitrators in Section 13.2 above, and to the non-exclusive jurisdiction of the New York Courts for any action to enter or enforce any arbitral award entered in connection with this Agreement. THE PARTIES HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN SUCH ACTIONS.
13.4    The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties may be entitled to a temporary injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 13.3 or an arbitral tribunal specified in Section 13.2, or to a permanent injunction in addition to any other remedy to which they are entitled at law or in equity.

14.	MISCELLANEOUS
14.1    Discrepancies. Unless otherwise agreed between the Parties in writing, in the event of inconsistency between this Agreement and the License Agreement, the terms of this Agreement shall prevail.
14.2    Entire Agreement - Modifications. This Agreement (and all exhibits attached hereto and all other documents delivered in connection herewith, including the Quality Agreement and the other Transaction Documents) supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.
14.3    Relationship of the Parties. The relationship hereby established between Zogenix and Endo is solely that of independent contractors. This Agreement shall not create an agency, partnership, joint venture or employer/employee relationship, and nothing hereunder shall be deemed to authorize either Party to act for, represent or bind the other except as expressly provided in this Agreement.
14.4    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.
14.5    Assignment; Binding Effect. Neither Party shall assign this Agreement or its rights or obligations hereunder without the express written consent of the other Party hereto, except that either Party may assign or transfer this Agreement and its rights or obligations hereunder without the consent of the other Party to a Person who is (i) an Affiliate, (ii) any assignee of all or substantially all of its business or assets relating to this Agreement, or (iii) its successor in the event of a Change of Control of such Party. An assignment or transfer by a Party pursuant to this Section 14.5 shall be binding on its successors or assigns. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The assigning Party shall promptly notify the other Party of any such assignment (including a Change of Control) and shall use all reasonable efforts to provide such notification at least twenty (20) days before the assignment or before the completion of the Change of Control, as the case may be. No such assignment or transfer shall be valid or effective unless done in accordance with this Section 14.5.
14.6    Costs and Expenses. Except as otherwise provided in this Agreement, each Party hereto shall pay its own expenses and Costs incidental to the performance of such Party’s obligations under this Agreement.
14.7    No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
14.8    Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws that would require the application of any other law). The Parties further expressly agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods (and any improvements or additions thereto) shall not apply to this Agreement.
14.9    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
14.10    Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

14.11    Interpretation. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the provision.
14.12    Notice. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:

If to Endo:	Endo Ventures Limited No. 33 Fitzwilliam Square Dublin 2 Ireland Attention: Secretary
Facsimile: (610) 884-5911

With copies to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 Attention: Eileen Nugent, Esq. Michael Chitwood, Esq. Facsimile: (212) 735-2000

Endo International plc
1400 Atwater Drive
Malvern, PA 19355
Attention: Caroline B. Manogue
Facsimile: (610) 884-7159

If to Zogenix to:	Zogenix, Inc. 12400 High Bluff Drive, Suite 650 San Diego, CA 92130 Facsimile: (858) 259-1166

With copies to:	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Cheston Larson, Esq. Facsimile: (858) 523-5450

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 14.12, be deemed given upon receipt, (b) if

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

delivered by facsimile to the facsimile number as provided in this Section 14.12, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by overnight courier to the address as provided in this Section 14.12, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 14.12). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto in accordance with the terms of this Section 14.12.

14.13    Publicity. Except as set forth in the License Agreement, neither Party (or any of their respective Affiliates) shall issue any press release or make any public announcement with respect to this Agreement or the License Agreement and the transactions contemplated hereby and thereby without obtaining the prior written consent of the other Party, except as may be required by applicable Law upon the advice of counsel and only if the disclosing Party provides the non-disclosing Party with an opportunity to first review the release or other public announcement..
14.14    Exhibits. The Exhibits, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement. The following Exhibits attached hereto are hereby made a part of this Agreement as if fully included herein.

Exhibit A:	Endo Trademarks
Exhibit B:	Improvement Projects
14.15    Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
14.16    Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank.]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Version

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.
Zogenix, Inc.

By: /s/ Stephen J. Farr	Name: Stephen J. Farr, Ph.D. Title: President and Chief Operating Officer
Endo Ventures Limited

By: /s/ Blaine T. Davis	Name: Blaine T. Davis Title: President

EXHIBIT A
ENDO TRADEMARKS
[***]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

[***]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C
ACTUAL AND STANDARD COGS

[***]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

INVENTORY

[***]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E

FORM OF NOTE

[***]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.